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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Phoenix Information Systems Corp. on Form S-8 related to the Consulting and Services Compensation Agreement as amended, of our report dated May 30, 1996, on our audits of the consolidated balance sheet of Phoenix Information Systems Corp. and Subsidiaries as of March 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended March 31, 1996 and 1995, and cumulative for the period from April 1, 1991 through March 31, 1996, which report is included in the annual report on Form 10-K.

                                     Coopers & Lybrand L.L.P.

Tampa, Florida
October 22, 1997